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                                                                     EXHIBIT 8.1


                           GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109


                                December 15, 1997



Bradley Real Estate, Inc.
40 Skokie Boulevard, Suite 600
Northbrook, IL 60062

                  Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

         This opinion is furnished to you in our capacity as counsel to Bradley Real Estate, Inc. (the "Company"), a Maryland corporation, regarding the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended, in connection with the registration and issuance of up to 281,300 shares of common stock, par value $.01 per share (the "Redemption Shares"), pursuant to a Registration Statement on Form S-3, No. 333-_____ filed with the Securities and Exchange Commission (the "Commission") on December 16, 1997, that may be issued if, and to the extent that, certain holders of limited partner units ("Units") representing partnership interests of Bradley Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares, which are the subject matter of the above-referenced Registration Statment filed with the Commission.

         In rendering the following opinion, we have examined the Registration Statement, the Company's Charter (including the Declaration of Trust of Bradley Real Estate Trust) and Bylaws and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon the representations of the Company regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume, and rely upon such assumption, that the Company has been and will be operated in accordance with applicable laws and the terms and




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Bradley Real Estate, Inc.
December 15, 1997
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conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, and rely upon such assumption, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date, through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

1. For all years as to which the Company's tax returns remain open for adjustment by the Internal Revenue Service, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.

2. The statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations", to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.






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Bradley Real Estate, Inc.
December 15, 1997
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         We express no opinion with respect to the transactions described in the
Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

         We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Goodwin, Procter & Hoar  LLP

                                             Goodwin, Procter & Hoar  LLP